Exhibit 99.1

CARNIVAL CORPORATION & PLC ACHIEVES RECORD FIRST QUARTER OPERATING RESULTS AND RECORD BOOKINGS

Introduces PROPEL, ambitious targets designed to reflect continued earnings growth momentum through 2029

Announces initial $2.5 billion share buyback program

MIAMI (March 27, 2026) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the first quarter 2026 and provided an updated outlook.

•Diluted EPS of $0.19 and adjusted EPS1 of $0.20, up 50 percent compared to the prior year.
•Record revenues2 of $6.2 billion, gross margin yields up nearly 10 percent and record net yields1,2 (in constant currency), outperforming guidance on strong close-in demand.
•Bookings for 2026 up double digits, further strengthening the company’s record booked position at historically high prices (in constant currency).
•Expects operational improvement of nearly $150 million in full year 2026 adjusted net income1 compared to December guidance, partially mitigating the impact from recent changes in fuel prices.
•Announces PROPEL, a new set of long-term targets designed to reflect continued earnings growth momentum, outsized shareholder distributions and even higher returns to be achieved by 2029.

“We delivered a strong start to the year, with record first-quarter operating results that exceeded our guidance, driven by healthy fundamentals and solid execution across the business. This performance supported an increase to our full year operational outlook of nearly $150 million, helping to mitigate the impact of higher fuel prices,” said Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein.

“We remain on track to deliver solid yield growth, continued cost discipline and $7 billion in adjusted EBITDA1 this year, underscoring the strength of demand across our portfolio, progress on our long-term strategy, and the advancements we have made positioning the business to perform across a range of environments.”

“With this strong foundation in place, we are focused on the next chapter of value creation for Carnival. Today, we are introducing PROPEL: Powering Growth and Returns, Responsibly — our new set of long-term targets. At its core, PROPEL is about converting strong demand into higher returns, earnings growth and cash flow while maintaining disciplined capacity growth and a strong balance sheet,” Weinstein added.

First Quarter 2026 Results

•Net income3 of $258 million and adjusted net income of $275 million, outperformed guidance despite a $54 million ($0.04 adjusted EPS) unfavorable impact from fuel prices and currency rates compared to guidance.
•Record adjusted EBITDA2 of $1.3 billion.
•Gross margin yields increased nearly 10 percent. Record net yields2 (in constant currency) increased 2.7 percent, which outperformed guidance by over 1 point.
•Cruise costs per available lower berth day (“ALBD”) increased 4.9 percent. Adjusted cruise costs excluding fuel per ALBD1 (in constant currency) increased 5.3 percent, better than guidance.
•Fuel consumption per ALBD decreased 4.7 percent due to the company’s efforts and investments to continuously reduce fuel consumption in its operations.

Advance Sales

“We delivered an incredibly strong start to the year, achieving our highest level of bookings ever on strong demand that extended well into 2028 sailings,” Weinstein said.

“Bookings for 2026 were up double digits, which further pulled forward our already record booked position for the remainder of the year at historically high prices (in constant currency),” he continued.
1 See “Non-GAAP Financial Measures” and “Constant Currency.”
2 First quarter record.
3 Net income (loss) attributable to Carnival Corporation & plc.

“With nearly 85 percent of 2026 already on the books and an even smaller amount of inventory available compared to this time last year, we are well positioned to deliver yield improvement in the back half of the year. Continued demand strength is also clearly reflected in higher first quarter onboard revenues and an acceleration in pre-cruise onboard sales.”

Customer deposits reached a first quarter record of nearly $8 billion, surpassing the prior year’s high by nearly 10 percent, reflecting the demand momentum and reinforcing the company’s strong cash flow profile.

2026 Outlook

For the full year 2026, the company expects:

•Net yields (in constant currency) up approximately 2.75 percent compared to record 2025 levels and 0.25 percentage points better than December guidance. Net yields (in constant currency) up approximately 3.25 percent after normalizing for the impact of the summer 2025 close-in decision to redeploy away from the previously planned first quarter 2026 Arabian Gulf voyages and the impacts of loyalty program accounting for Carnival Cruise Line.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 3.1 percent compared to 2025 and better than December guidance. Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 2.3 percent after normalizing for the partial year of operating expenses from Celebration Key, Grand Bahama and RelaxAway, Half Moon Cay as well as the timing of certain expenses between the years.
•Operational improvement of nearly $150 million in adjusted net income compared to December guidance, driven by improvements in both net yields and adjusted cruise costs excluding fuel per ALBD, which partially mitigates the impact from recent changes in fuel prices of more than $500 million.
•The company’s guidance reflects the purchased price of fuel for the month of March and early April, Brent averaging $90 per barrel for the remainder of April and May, Brent averaging $85 per barrel for the third quarter, and Brent averaging $80 for the fourth quarter. See sensitivities for fuel costs included below.

See “Guidance” for additional information on the company’s 2026 outlook, “Non-GAAP Financial Measures,” “Reconciliation of Forecasted Data” and “Constant Currency.”

PROPEL: Powering Growth & Returns, Responsibly

“We surpassed our SEA Change targets in nearly half the expected time, more than doubling return on invested capital and delivering our highest adjusted EBITDA per ALBD1 in almost two decades alongside a meaningful reduction in greenhouse gas emissions. PROPEL builds on that foundation and reflects our confidence in the durability and earnings power of our business,” Weinstein noted.

The company is introducing PROPEL, a new set of long-term targets designed to reflect continued earnings growth momentum, outsized shareholder distributions and even higher returns to be achieved by 2029.

PROPEL Targets:

•Greater than 16 percent return on invested capital1
•More than 50 percent adjusted EPS growth from 2025
•More than 40 percent of cash from operations distributed to shareholders (approximately $14 billion)

These targets will be accomplished responsibly, as the company also intends to achieve a 2.75x net debt to adjusted EBITDA1 ratio and a reduction of the company’s greenhouse gas emissions rate by more than 25 percent compared to 2019 levels.

The keys to achieving PROPEL are grounded in:

•The strategic advantage of the company’s industry leading portfolio of world-class cruise lines
•Continued focus on commercial excellence and disciplined execution, driving demand that outpaces intentionally measured capacity growth
•Investing in return-generating midlife ship refurbishment programs for the company’s existing fleet and in its exclusive differentiated destinations in the Caribbean region and Alaska
•Building on industry-leading cost structure by further leveraging scale and best practices, and improving productivity
•Aggressively leveraging technology to enhance revenue and reduce cost

PROPEL, and all of the keys to its success, is powered by the best team in all of travel and leisure, aligned on delivering the company’s purpose, mission and long-term goals.
1 See “Non-GAAP Financial Measures” and “Constant Currency.”

Share Buyback Program

Today, the Boards of Directors approved an initial $2.5 billion share buyback program1.

“Initiating an opportunistic buyback program reflects our strong and growing free cash flow generation and ongoing commitment to return value to our shareholders,” commented Carnival Corporation & plc’s Chief Financial Officer David Bernstein. “With more than $800 million in total dividend distributions expected this year, our newly authorized share buyback program, and a roadmap to delivering approximately $14 billion to our shareholders through 2029, we continue to demonstrate confidence in our operating performance, our focus on disciplined capital allocation and our commitment to accelerating shareholder returns.”

Due to legal requirements associated with the current open voting period for the unification of the dual listed company (“DLC”) structure, the program will commence following the meetings of shareholders expected to be held on April 17, 2026 and does not have an expiration date.

Other Recent Highlights

•AIDAluna completed its upgrade as part of AIDA Evolution (learn more here) and will begin sailing to Celebration Key in November 2027, joining Carnival Cruise Line and Princess Cruises in sailing to the exclusive destination (learn more here).
•Carnival Cruise Line returned to New York’s Times Square for the lighting of the iconic New Year’s Eve Ball as the official cruise line sponsor for the fifth consecutive year (learn more here).
•Holland America Line co-sponsored “Cruise Week” on the “Wheel of Fortune,” America’s longest-running syndicated game show (learn more here), featuring its Alaska itineraries and contributing to record January bookings made on the cruise line’s site.
•Cunard was named the headline sponsor for the 2026 Olivier Awards, the UK’s most prestigious stage honors (learn more here).
•Awards and Recognitions:
◦Princess Cruises was recognized for ‘Best Big-Ship Itineraries’ at the 2026 The Points Guy Awards (learn more here).
◦Seabourn Venture earned a spot in Condé Nast Traveler’s 2026 Gold List (learn more here).
◦Celebration Key was recognized with the Leading Edge Award from the World Waterpark Association for its innovation, design and guest experience (learn more here).
◦The company was recognized as one of the World’s Most Admired Companies by Fortune for the second consecutive year (learn more here) and America’s Most Trusted Companies by Forbes (learn more here).

1 The program covers shares of Carnival Corporation and/or Carnival plc. Repurchases under the program may be made from time to time in amounts and at prices the company deems appropriate. The timing, volume and structure of any share buyback will be subject to market and general economic conditions, the prevailing share price(s), applicable legal requirements and the receipt of any required shareholder authority for Carnival plc.

Guidance

(See “Non-GAAP Financial Measures,” “Reconciliation of Forecasted Data” and “Constant Currency”)

	2Q 2026		Full Year 2026
Year over year change	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net yields	Approx. 3.7%	Approx. 2.0%	Approx. 4.1%	Approx. 2.75%
Adjusted cruise costs excluding fuel per ALBD	Approx. 4.0%	Approx. 2.6%	Approx. 4.4%	Approx. 3.1%

	2Q 2026	Full Year 2026
ALBDs (in millions) (a)	24.7	97.4
Capacity growth compared to prior year	1.9%	0.9%

Fuel consumption in metric tons (in millions)	0.7	2.8
Fuel cost per metric ton consumed (excluding emission allowances) (b)	$795	$718
Fuel expense (including emission allowances expense) (in billions)	$0.61	$2.15

Depreciation and amortization expense (in billions)	$0.73	$2.97
Interest expense, net of capitalized interest and interest income (in billions)	$0.27	$1.09

Adjusted EBITDA (in billions)	Approx. $1.48	Approx. $7.19
Adjusted net income (in millions)	Approx. $470	Approx. $3,070
Adjusted earnings per share - diluted	Approx. $0.34	Approx. $2.21
Weighted-average shares outstanding - basic	1,386	1,385
Adjusted weighted-average shares outstanding - diluted	1,392	1,392

(a)    See “Notes to Statistical Information.”
(b)    Given the recent spike and volatility in fuel prices, we believe it is reasonable to forecast fuel based on the purchased price of fuel for the month of March and early April, Brent averaging $90 per barrel for the remainder of April and May, Brent averaging $85 per barrel for the third quarter, and Brent averaging $80 for the fourth quarter rather than use the spot price for our guidance. See sensitivities for fuel costs included below.

Currencies (USD to 1)	2Q 2026	Full Year 2026
AUD	$0.71	$0.70
CAD	$0.73	$0.73
EUR	$1.15	$1.16
GBP	$1.34	$1.34

Sensitivities (impact to adjusted net income in millions)	2Q 2026	Remainder of 2026
1% change in net yields	$48	$160
1% change in adjusted cruise costs excluding fuel per ALBD	$28	$87
10% change in fuel cost per metric ton (excluding emission allowances)	$56	$160
100 basis point change in variable rate debt	—	$31
1% change in currency exchange rates	$6	$23

Capital Expenditures

For the remainder of 2026, newbuild capital expenditures are $0.6 billion and non-newbuild capital expenditures are $1.8 billion. These future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. In addition, these figures do not include potential stage payments for ship orders that the company may place in the future.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its earnings release. This call can be listened to live, and additional information including the company’s earnings presentation and debt maturities schedule, can be obtained via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises, Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruises.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com, www.princess.com and www.seabourn.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including statements concerning future results, operations, strategy, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include, but are not limited to, statements that relate to our outlook and financial position, as well as, statements regarding:

•Pricing	•Adjusted net income
•Booking levels	•Adjusted EBITDA
•Occupancy	•Adjusted EBITDA per ALBD
•Interest, tax and fuel expenses	•Adjusted EBITDA margin
•Currency exchange rates	•Adjusted earnings per share
•Goodwill, ship and trademark fair values	•Net debt to adjusted EBITDA
•Liquidity and credit ratings	•Net yields
•Investment grade leverage metrics	•Adjusted cruise costs per ALBD
•Shareholder returns	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted ROIC

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. These factors include, but are not limited to, the following:
•Events and conditions around the world, including geopolitical uncertainty, war and other military actions, pandemics, inflation, higher interest rates and other general concerns impacting the ability or desire of people to travel could lead to a decline in demand for cruises as well as have significant negative impacts on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry may negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Adverse weather conditions or an increase in the frequency and/or severity of adverse weather conditions could have a material impact on our business and results of operations.
•Our targets, goals, aspirations, initiatives, public statements and disclosures, including those related to sustainability matters, may expose us to risks that may adversely impact our business.
•Cybersecurity incidents and data privacy breaches, as well as disruptions and other damages to our principal and other offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to fines, penalties and reputational damage.
•Our debt requires a significant amount of cash to service and our ability to generate sufficient cash depends on many factors, some of which may be beyond our control. Our financial condition and operations could be adversely impacted if we are unable to service our debt or satisfy our covenants.
•Increases in fuel costs, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.
•We rely on suppliers who are integral to the operations of our businesses. These suppliers and service providers may be unable to deliver on their commitments, which could negatively impact our business.

•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Our investments in port destinations and exclusive islands may expose us to additional risks.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-money laundering, anti-corruption, economic sanctions, trade protection measures, labor and employment, and tax may be costly and lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with sustainability and the impact of greenhouse gases and other emissions on the environment could have a material impact on our business and operating results.
•We may not successfully complete the proposed unification of our DLC structure and the migration of Carnival Corporation’s legal incorporation to Bermuda, or, if we do, we may not realize the anticipated benefits and will be subject to Bermuda law, which differs in some respects compared to our current jurisdictions.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood. There may be additional risks that we consider immaterial or which are unknown. Additional information about the factors that may affect future results is contained in our most recent Annual Report on Form 10-K as well as our other filings with the SEC, all of which are available on the SEC's website at www.sec.gov.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including emissions and environmental-related matters). In addition, historical, current, and forward-looking sustainability-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended February 28,
	2026	2025
Passenger ticket	$4,023	$3,832
Onboard and other	2,142	1,978
Total Revenues	6,165	5,810
Cruise and tour operating expenses:
Commissions, transportation and other	872	850
Onboard and other	618	599
Payroll and related	684	640
Fuel	397	465
Food	382	354
Other operating	986	858
Total Cruise and tour operating expenses	3,939	3,766
Selling and administrative expense	924	848
Depreciation and amortization expense	696	654
Operating Income	607	543
Interest income	12	7
Interest expense, net of capitalized interest	(291)	(377)
Debt extinguishment and modification costs	—	(252)
Other income (expense), net	(47)	12
Income (Loss) Before Income Taxes	280	(68)
Income tax expense, net	(17)	(7)
Net Income (Loss)	263	(75)
Less: net income attributable to noncontrolling interest	4	4
Net Income (Loss) attributable to Carnival Corporation & plc	$258	$(78)

Earnings Per Share
Basic	$0.19	$(0.06)
Diluted	$0.19	$(0.06)
Weighted-Average Shares Outstanding - Basic	1,379	1,309
Weighted-Average Shares Outstanding - Diluted	1,392	1,309

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	February 28, 2026	November 30, 2025
ASSETS
Current Assets
Cash and cash equivalents	$1,424	$1,928
Trade and other receivables, net	663	678
Inventories	510	505
Prepaid expenses and other	1,120	1,108
Total current assets	3,716	4,219
Property and Equipment, Net	43,700	43,494
Operating Lease Right-of-Use Assets, Net	1,295	1,328
Goodwill	579	579
Other Intangibles	1,181	1,177
Other Assets	1,095	890
	$51,567	$51,687
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1,502	$2,603
Current portion of operating lease liabilities	171	175
Accounts payable	1,242	1,245
Accrued liabilities and other	2,034	2,239
Customer deposits	7,472	6,831
Total current liabilities	12,420	13,092
Long-Term Debt	23,788	24,037
Long-Term Operating Lease Liabilities	1,146	1,178
Other Long-Term Liabilities	1,164	1,097

Shareholders’ Equity
Carnival Corporation common stock, $0.01 par value; 1,960 shares authorized; 1,367 shares issued at 2026 and 1,298 shares issued at 2025	14	13
Carnival plc ordinary shares, $1.66 par value; 217 shares issued at 2026 and 2025	361	361
Additional paid-in capital	17,871	17,253
Retained earnings	4,733	4,817
Accumulated other comprehensive income (loss)	(1,738)	(1,810)
Treasury stock, 128 shares at 2026 and 131 shares at 2025 of Carnival Corporation and 71 shares at 2026 and 72 shares at 2025 of Carnival plc, at cost	(8,210)	(8,364)
Total shareholders’ equity attributable to Carnival Corporation & plc	13,031	12,270
Noncontrolling interest	18	14
Total shareholders’ equity	13,049	12,284
	$51,567	$51,687

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	February 28, 2026	November 30, 2025
Debt (current and long-term)	$25,290	$26,640
Customer deposits (current and long-term)	$7,923	$7,246

	Three Months Ended February 28,
CASH FLOW INFORMATION (in millions)	2026	2025
Cash from operations	$1,263	$925
Capital expenditures (Purchases of Property and Equipment)	$566	$607
Dividends paid	$208	$—

	Three Months Ended February 28,
STATISTICAL INFORMATION	2026	2025
Passenger cruise days (“PCDs”) (in millions) (a)	24.4	24.3
ALBDs (in millions) (b)	23.7	23.6
Occupancy percentage (c)	103%	103%
Passengers carried (in millions)	3.1	3.2

Fuel consumption in metric tons (in millions)	0.7	0.7
Fuel consumption in metric tons per thousand ALBDs	28.9	30.3
Fuel cost per metric ton consumed (excluding emission allowances)	$559	$643

Currencies (USD to 1)
AUD	$0.68	$0.63
CAD	$0.73	$0.70
EUR	$1.18	$1.04
GBP	$1.35	$1.25

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended February 28,
(in millions, except per share data)	2026	2025
Net income (loss) attributable to Carnival Corporation & plc	$258	$(78)
(Gains) losses on ship sales and impairments	—	—
Debt extinguishment and modification costs	—	252
Restructuring expense	0	—
Other	16	—
Adjusted net income	$275	$174
Interest expense, net of capitalized interest	291	377
Interest income	(12)	(7)
Income tax expense, net	17	7
Depreciation and amortization expense	696	654
Adjusted EBITDA	$1,267	$1,205

Earnings per share - diluted (a)	$0.19	$(0.06)
Weighted-average shares outstanding - diluted (a)	1,392	1,309

Adjusted earnings per share - diluted (a)	$0.20	$0.13
Adjusted weighted-average shares outstanding - diluted (a)	1,392	1,316

(See Non-GAAP Financial Measures)

(a)Diluted earnings per share and diluted adjusted earnings per share for the three months ended February 28, 2025 excludes the company’s convertible notes, which were antidilutive and therefore were not included in the calculations.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended February 28,
(in millions, except yields data)	2026	2026 Constant Currency	2025
Total Revenues	$6,165		$5,810
Less: Cruise and tour operating expenses	(3,939)		(3,766)
Depreciation and amortization expense	(696)		(654)
Gross margin	1,530		1,390
Less: Tour and other revenues	0		(2)
Add: Payroll and related	684		640
Fuel	397		465
Food	382		354
Other operating	986		858
Depreciation and amortization expense	696		654
Adjusted gross margin	$4,675	$4,495	$4,359

ALBDs	23.7	23.7	23.6

Gross margin yields (per ALBD)	$64.63		$58.99
Net yields (per ALBD)	$197.44	$189.86	$184.95

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended February 28,
(in millions, except costs per ALBD data)	2026	2026 Constant Currency	2025
Cruise and tour operating expenses	$3,939		$3,766
Selling and administrative expense	924		848
Less: Tour and other expenses	(18)		(19)
Cruise costs	4,845		4,595
Less: Commissions, transportation and other	(872)		(850)
Onboard and other costs	(618)		(599)
Gains (losses) on ship sales and impairments	—		—
Restructuring expense	0		—
Other	(16)		—
Adjusted cruise costs	3,339	3,234	3,146
Less: Fuel	(397)	(397)	(465)
Adjusted cruise costs excluding fuel	$2,941	$2,837	$2,681

ALBDs	23.7	23.7	23.6

Cruise costs per ALBD	$204.63		$194.99
Adjusted cruise costs per ALBD	$141.01	$136.58	$133.50
Adjusted cruise costs excluding fuel per ALBD	$124.22	$119.81	$113.76

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income, adjusted EBITDA, adjusted EBITDA per ALBD and adjusted EBITDA margin	•Net income (loss) attributable to Carnival Corporation & plc	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Net debt to adjusted EBITDA	—	•Company Leverage
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Cruise costs per ALBD	•Cruise Segments Performance
•Adjusted ROIC	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income and adjusted earnings per share provide additional information to us and investors about our future earnings performance. These measures represent net income (loss) attributable to Carnival Corporation & plc, excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains, losses and expenses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA, adjusted EBITDA per ALBD and adjusted EBITDA margin provide additional information to us and investors about our core operating profitability, including on a per ALBD basis, by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss) attributable to Carnival Corporation & plc. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) attributable to Carnival Corporation & plc as calculated in accordance with U.S. GAAP. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenues.

Net debt to adjusted EBITDA provides additional information to us and investors about our overall leverage. We define net debt to adjusted EBITDA as total debt less cash and cash equivalents excluding a minimum cash balance divided by twelve-month adjusted EBITDA.

Net yields enable us and investors to measure the performance of our cruise segments on a per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net yields. We believe that adjusted gross margin is a more meaningful measure in determining net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net yields, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the current periods’ currency exchange rates have remained constant with the prior periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.